Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Onto Innovation Inc. pertaining to the 2018 Stock Plan of Rudolph Technologies, Inc. of our reports dated February 15, 2019, with respect to the consolidated financial statements of Rudolph Technologies, Inc. and the effectiveness of internal control over financial reporting of Rudolph Technologies, Inc. included in Rudolph Technologies, Inc. Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

November 8, 2019